UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Soliciting Material Pursuant to §240.14a-12

Questar Corporation

(Name of Registrant as Specified In Its Charter)

Dominion Resources, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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New and updated FAQs made available to Questar Corporation employees by Dominion Resources, Inc. regarding the merger transaction

February 19, 2016

Coming to Work at Dominion

(New) Does Dominion offer credit cards to those who travel?

Yes. Dominion issues company paid credit cards to individuals that travel.

Benefits at Dominion (General)

(New) Does Dominion offer life insurance for employees and dependents?

Dominion currently pays for basic group term life insurance and accidental death & dismemberment (AD&D) insurance in the amount of your annual base salary, rounded up to the next $1,000. This company paid benefit does not extend to dependents.

In addition, employees can purchase supplemental life insurance at 2-11x their annual base salary. Group term life insurance coverage can be purchased for your spouse and eligible dependents, as well.

Benefits at Dominion (Active Health & Welfare)

(New) How does the Dominion Wellness Plan work?

Dominion’s wellness program, Well on Your Way, provides a medical premium credit for participating in the following activities:

1) Completing a Biometric Screening

2) Completing a Health Risk Assessment

3) Achieving healthy numbers as a result of the biometric screening process or completing additional wellness activities

4) Enrolling in a Dominion medical plan

Benefits at Dominion (401(k))

(Updated) Could there be a forced distribution of our 401(k) plan account balances causing the distribution to be taxed?

Dominion is reviewing all options available for the plan and will provide additional details at a later date.

(New) Does Dominion offer a Roth 401(k) as part of its 401(k) plan?

No.

Compensation at Dominion

(New) How often will we get paid? Will it stay the same?

Dominion has a variety of pay schedules including biweekly (every two weeks) and monthly depending whether you are an exempt or non-exempt employee. A firm transition date has not been set. We will continue to update you as transition plans progress.

Questar Stock (non-401(k))

(New) Is QEP Stock included in the transaction’s cash out?

No.